Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-137663, 333-169002, 333-176540, 333-185884, 333-189478, 333-196876 and 333-212070) on Form S-8 and (No. 333-217323) on Form S-3 and (No. 333-201879) on Form S-4, of Pacific Ethanol, Inc. of our reports dated March 15, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Pacific Ethanol, Inc., appearing in this Annual Report on Form 10-K of Pacific Ethanol, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP

Sioux Falls, South Dakota

March 15, 2018